EXHIBIT 12.

Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Years Ended June 30, 1996, 1995 and 1994


                                                             1996            1995             1994
                                                         -----------      ----------      -----------
Pretax income from continuing operations                  $123,721          $55,768         $64,058

Pretax income of unconsolidated affiliates                   4,305            2,232           3,854

Fixed charges                                               69,527           71,147          76,691
                                                         -----------      ----------      -----------

Earnings                                                  $197,553         $129,147        $144,603
                                                         ===========      ==========      ===========

Interest                                                   $68,754          $69,585         $75,438

Interest of unconsolidated affiliates                          492            1,328           1,031

Debt discount amortization                                     281              234             222
                                                         -----------      ----------      -----------

Fixed Charges                                              $69,527          $71,147         $76,691
                                                         ===========      ==========      ===========

Ratio of Earnings to Fixed Charges                             2.8              1.8             1.9
                                                         ===========      ==========      ===========

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